Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Archimedes Tech SPAC Partners Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule(3)	Amount Being Registered	Proposed Maximum Offering Price Per Security(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Shares of Class A common stock, $0.0001 par value(1)	Other	222,000,000	—	$1,024.86	0.0000927	$0.10
	Equity	Class B common stock, par value $0.0001 per share(2)	Other	42,000,000	—	$238.35	0.0000927	$0.02
		Total Offering Amounts				$1263.21		$0.12
		Total Fees Previously Paid						$0.12
		Net Fee Due						$0

(1)	Based on the maximum number of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”) of the registrant issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to a merger agreement among the registrant, SoundHound, Inc. (“SoundHound”), and certain other parties. This number is based on (i) up to 144,500,000 shares of Class A Common Stock issuable as consideration in connection with the Business Combination to holders of Class A common stock of SoundHound, (ii) up to 42,000,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock issuable upon the Business Combination to holders of Class B common stock of SoundHound, (iii) up to 2,200,000 shares of Class A common stock issuable pursuant to the exercise of warrants issued by SoundHound (“SoundHound Warrants”) which will be automatically converted into warrants to acquire Class A Common Stock upon the consummation of the Business Combination, (iv) up to 29,000,000 shares of Class A Common Stock issuable pursuant to the exercise of options issued by SoundHound (“SoundHound Options”) which will be automatically converted into options to acquire Class A Common Stock upon the consummation of the Business Combination, (v) up to 3,100,000 shares of Class A Common Stock issuable upon the settlement of restricted stock units issued by SoundHound (“SoundHound RSUs”) which will be automatically converted into restricted stock units with respect to shares of Class A Common Stock upon consummation of the Business Combination, (vi) up to 1,200,000 shares of Class A Common Stock issuable upon the settlement of restricted stock units and performance stock units to be granted to certain named executive officers of SoundHound in connection with the Business Combination in accordance with the terms of the Merger Agreement and (vii) up to 42,000,000 shares of Class B Common Stock issuable as consideration in connection with the Business Combination to holders of Class B common stock of SoundHound. The foregoing assumes that, prior to the Closing, the SoundHound Class B Charter Amendment described herein is adopted by SoundHound and the stockholders of the registrant approve the Charter Amendment Proposal described herein.y.

(2)	Based on the maximum number of shares of Class B common stock, $0.0001 par value per share (“Class B Common Stock”), of the registrant issuable upon the Business Combination to holders of Class B common stock of SoundHound.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). SoundHound is a private company, no market exists for its securities, and SoundHound has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of SoundHound shares is one-third of the aggregate par value of the SoundHound shares expected to be exchanged in the Business Combination.